Exhibit 99.1


            Chattem, Inc. Reports First Quarter Fiscal 2004 Results;
                Revises Upward Earnings Estimate for Fiscal Year


    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--March 18, 2004--Chattem, Inc. (NASDAQ:CHTT), a leading marketer and manufacturer of branded consumer products, announced today record financial results for the fiscal first quarter ended February 29, 2004.
    Total revenues for the quarter were $61.2 million, operating income was $14.9 million and net income excluding debt extinguishment charges was $6.6 million, representing increases of 5%, 19% and 45%, respectively, over the corresponding year-ago results. Earnings per share excluding debt extinguishment charges for the fiscal 2004 first quarter were $.33, a 43% increase over the first quarter of fiscal 2003 earnings per share.
    Chattem's earlier estimates for its first fiscal quarter were $58-60 million of total revenues and $.28-.30 earnings per share.
    After giving effect to charges related to the Company's recent debt refinancing, the Company had a net loss of $0.7 million, or $.04 per share, for the fiscal 2004 first quarter. See the reconciliation of net income excluding debt extinguishment charges in Chattem's unaudited income statement attached hereto.
    The 5% increase in total revenues for the first fiscal quarter of 2004 over the first fiscal quarter of 2003 was principally led by Icy Hot(R), Selsun blue(R) and Gold Bond(R). Icy Hot recorded a 32% gain in sales due primarily to the continuing successful introduction of the Icy Hot Back Patch. Shipments of the revolutionary Icy Hot Medicated Sleeve will begin in the second fiscal quarter, and should continue to fuel strong sales growth for the Icy Hot brand. Three of the Company's other topical analgesics, Aspercreme(R), Capzasin(R) and Arthritis Hot(R), also experienced sales increases when compared to the first quarter of fiscal 2003. Selsun blue achieved a 13% increase in domestic net sales in the first quarter versus the comparable year-ago period due to a strong marketing campaign and initial shipments of Selsun blue Conditioner. Net sales of the Gold Bond franchise increased 2%, led by double digit increases from the Lotion, Cream and Foot segments of the business, which were somewhat offset by declines in the first aid portion of the business which was being launched a year ago.
    Also enjoying year-over-year sales increases during the first fiscal quarter were Pamprin(R), BullFrog(R), Herpecin(R), New Phase(R) and Garlique(R).
    Partially negating these sales increases was a 47% year-over-year sales decline in Chattem's Dexatrim(R) diet pill business. This weakness was countered in part by the introduction of the All In One Bar, which experienced better-than-expected initial sell-in at retail accounts. A comprehensive marketing campaign supporting the launch of the Dexatrim All In One Bar will begin in Chattem's second fiscal quarter.
    International total revenues declined 2% for the first fiscal quarter of 2004, principally due to the termination of a European distributor.
    For the quarter, gross margin based on total revenues was a strong 72.3%, while selling, general and administrative expense as a percentage of total revenue was 17.7%. Advertising and promotion as a percentage of total revenue was 30.3%. Finally, inventories declined from $19.9 million in the first quarter of fiscal 2003 to $17.6 million in the same quarter of fiscal 2004 despite the year-over-year increase in sales, demonstrating Chattem's continuing commitment to working capital management.
    Chattem's tax rate for the quarter was 35% compared to 38% in the corresponding quarter of fiscal 2003, reflecting the implementation of a number of foreign and state tax savings initiatives.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding debt extinguishment charges for the first quarter of fiscal 2004 were $16.2 million versus $13.6 million for the first quarter of fiscal 2003, a 19% increase. EBITDA margin (EBITDA/total revenues) was a strong 26.4% compared to 23.4% in the year-ago period (see reconciliation of EBITDA to net (loss) income in Chattem's unaudited income statement attached hereto).
    As previously reported, during the quarter Chattem completed the refinancing of approximately $210 million of long-term debt, resulting in a loss net of taxes from the early extinguishment of debt of $7.4 million, or $.37 per share. The Company expects to record an additional loss net of taxes from the early extinguishment of debt of approximately $1.1 million, or $.06 per share, in its second fiscal quarter. These charges do not affect on-going operating results. No other charges related to the debt refinancing are expected thereafter. Annual savings on interest expense from the debt refinancing will be approximately $3.7 million after tax, or $.19 per share.
    Also as previously reported, during the first fiscal quarter Chattem announced that it had entered into a memorandum of understanding with the plaintiffs' steering committee which memorializes certain settlement terms concerning lawsuits relating to Dexatrim with phenylpropanolamine (PPA), and the settlement of certain related suits with its product liability insurance carriers. See the Company's filings with the Securities and Exchange Commission for a complete discussion of this litigation. If the settlement is completed, based on the information currently known to the Company, Chattem expects to record a one-time pre-tax charge of $20-25 million, or $13-16 million net of taxes in the second half of fiscal 2004, although the exact time and amount of this charge cannot yet be determined.
    During its first fiscal quarter, Chattem purchased 16,000 of its shares at an average price of $19.87 per share. A total of $19.7 million remains available under the Company's previously announced $20 million board stock repurchase authorization.
    For the balance of the 2004 fiscal year, Chattem currently expects to record results in the following ranges:



($ in millions, except per share data)

                       Q1A      Q2E       Q3E       Q4E       FYE04
--------------------- ------ --------- --------- --------- -----------
Total Revenues        $61.2    $64-66    $63-65    $57-59    $245-251
--------------------- ------ --------- --------- --------- -----------
EPS                   $0.33  $.42-.44  $.41-.43  $.33-.35  $1.48-1.54
--------------------- ------ --------- --------- --------- -----------


    All estimates are prior to any cumulative effects of adopting a change in accounting principle which might be recorded during the year, prior to any charges expected to be recorded relative to the Dexatrim with PPA litigation and related insurance coverage litigation discussed above, and before charges associated with the debt refinancing, also discussed above. See the attached reconciliation of estimated per share excluding debt extinguishment charges to estimated earnings per share after giving effect to charges related to the Company's recent debt financing. Full fiscal year results may not equal the sum of quarterly projections due to rounding and, in the case of EPS, variations in share count. These estimates constitute forward-looking statements and are subject to a number of risks, uncertainties and assumptions, including those described below and in the Company's filings with the Securities and Exchange Commission.
    Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.
    Chattem will provide an online Web simulcast and rebroadcast of its first quarter 2004 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com on Friday, March 19 beginning at 8:30 a.m. EST. The online replay will follow shortly after the call and be available through April 19, 2004. Please note Webcast requires Windows Media Player.


                            CHATTEM, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                             (Unaudited)

                                            For the Three Months Ended
                                            --------------------------
                                             February 29, February 28,
                                                 2004         2003
                                            ------------- ------------

REVENUES:
  Net sales                                      $60,927      $58,125
  Royalties                                          310          300
                                            ------------- ------------
    Total revenues                                61,237       58,425

COSTS AND EXPENSES:
  Cost of sales                                   16,952       17,691
  Advertising and promotion                       18,532       18,405
  Selling, general and administrative             10,829        9,814
                                            ------------- ------------
    Total costs and expenses                      46,313       45,910
                                            ------------- ------------

INCOME FROM OPERATIONS                            14,924       12,515
                                            ------------- ------------

OTHER INCOME (EXPENSE):
  Interest expense                                (4,755)      (5,147)
  Investment and other income, net                    45           34
  Loss on early extinguishment of debt           (11,309)           -
                                            ------------- ------------
    Total other income (expense)                 (16,019)      (5,113)
                                            ------------- ------------

(LOSS) INCOME BEFORE INCOME TAXES                 (1,095)       7,402

(BENEFIT FROM) PROVISION FOR INCOME TAXES           (383)       2,813
                                            ------------- ------------

NET (LOSS) INCOME                                  $(712)      $4,589
                                            ============= ============


DILUTED SHARES OUTSTANDING                        19,881       19,949
                                            ============= ============


NET (LOSS) INCOME PER COMMON SHARE (DILUTED)      $(0.04)       $0.23
                                            ============= ============


----------------------------------------------------------------------

NET INCOME (EXCLUDING DEBT EXTINGUISHMENT CHARGES) PER COMMON SHARE
 (DILUTED):

Net loss                                           $(712)
Add:
  Loss on early extinguishment of debt            11,309
  Benefit from income taxes                       (3,958)
                                            -------------
Net income (excluding debt extinguishment
 charges)                                         $6,639
                                            =============

Net income (excluding debt extinguishment
 charges) per common share (diluted)               $0.33
                                            =============

----------------------------------------------------------------------

EBITDA RECONCILIATION:

Net (loss) income                                  $(712)      $4,589
Add:
  (Benefit from) provision for income taxes         (383)       2,813
  Interest expense, net (includes loss on
   early extinguishment of debt)                  16,019        5,113
  Depreciation and amortization less amounts
   included in interest                            1,268        1,134
                                            ------------- ------------
EBITDA                                           $16,192      $13,649
                                            ------------- ------------

Depreciation & amortization                       $1,537       $1,499
Capital expenditures                                $491       $1,464

----------------------------------------------------------------------

MARGIN DATA:

EBITDA margin (EBITDA/total revenues)               26.4%        23.4%

Net (loss) income margin (net (loss)
 income/total revenues)                             -1.2%         7.9%

Net income (excluding debt extinguishment
 charges) margin (net income (excluding debt
 extinguishment charges)/total revenues)            10.8%           -

----------------------------------------------------------------------

                                             February 29, February 28,
                                                 2004         2003
                                            ------------- ------------
BALANCE SHEET DATA:

  Cash and cash equivalents                      $29,283      $20,726
  Restricted cash                                $32,227      $     -
  Accounts receivable, net                       $34,586      $32,443
  Inventories                                    $17,568      $19,885
  Accounts payable                               $11,746      $12,477

  Called subordinated debt                       $30,028      $     -
  Senior bank debt                                25,000       18,250
  Subordinated debt                              200,000      204,700
                                            ------------- ------------
    Total debt                                  $255,028     $222,950
                                            ============= ============

  Shareholders' equity                           $97,613      $78,591
  Total assets                                  $409,041     $365,032

----------------------------------------------------------------------

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

    CONTACT: Chattem, Inc., Chattanooga
             Earnings Release:
             Alec Taylor, 423-821-2037, ext. 3281
             or
             Rick Moss, 423-821-2037, ext. 3278
             or
             Investor Relations:
             Tammy Nichols, 423-821-2037, ext. 3209
             www.chattem.com